EXHIBIT 8.1

At 31 December 2007	Country	Percentage of voting share capital held		Principal activity
UK
AstraZeneca UK Limited	England	100	(1)	Research and development, manufacturing, marketing
AstraZeneca Reinsurance Limited	England	100		Insurance and reinsurance underwriting
AstraZeneca Treasury Limited	England	100		Treasury
Continental Europe
NV AstraZeneca SA	Belgium	100		Manufacturing, marketing
AstraZeneca Dunkerque Production SCS	France	100		Manufacturing
AstraZeneca SAS	France	100		Research, manufacturing, marketing
AstraZeneca GmbH	Germany	100		Development, manufacturing, marketing
AstraZeneca Holding GmbH	Germany	100		Manufacturing, marketing
AstraZeneca SpA	Italy	100		Manufacturing, marketing
AstraZeneca Farmaceutica Spain SA	Spain	100		Manufacturing, marketing
AstraZeneca AB	Sweden	100		Research and development, manufacturing, marketing
AstraZeneca BV	The Netherlands	100		Marketing
The Americas
AstraZeneca Canada Inc.	Canada	100		Research, manufacturing, marketing
IPR Pharmaceuticals Inc.	Puerto Rico	100		Development, manufacturing, marketing
AstraZeneca LP	US	99		Research and development, manufacturing, marketing
AstraZeneca Pharmaceuticals LP	US	100		Research and development, manufacturing, marketing
Zeneca Holdings Inc.	US	100		Manufacturing, marketing
MedImmune, Inc.	US	100		Research and development, manufacturing, marketing
Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100		Development, manufacturing, marketing
AstraZeneca KK	Japan	80		Manufacturing, marketing

(1) Shares held directly.